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                                                                    EXHIBIT 99.4

                            PER-SE TECHNOLOGIES, INC.
                     BOARD OF DIRECTORS COMPENSATION PROGRAM
                     NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

 [effective 01-01-02; updated as of 05-03-02; revised as of 5-08-03 and 5-25-06]

The following outlines the terms of the compensation plan for all non-employees serving on the Board of Directors (the "Board") of Per-Se Technologies, Inc. ("Per-Se"). The intent of this plan is to compensate such individuals fairly for their talents and time spent on behalf of Per-Se.

COMPENSATION:

                                CASH COMPENSATION

Annual Retainers
   Board Member:                    $50,000.00
   Lead Independent Director:       $35,000.00
   Audit Committee Chair:           $15,000.00
   Audit Committee Member:          $ 5,000.00
   Compensation Committee Chair:    $10,000.00
   Compensation Committee Member:   $ 4,000.00
   Compliance Committee Chair:      $ 5,000.00
   Compliance Committee Member:     $ 2,500.00
   Governance Committee Chair:      $ 5,000.00
   Governance Committee Member:     $ 2,500.00

                               EQUITY COMPENSATION

Stock Options
   Initial Grant (upon first election or appointment):   10,000 Shares
   Annual Grant:                                         10,000 Shares

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ADMINISTRATION:

     General. The Company is the administrator of the plan. The Company is responsible for ensuring timely payment of both the cash and equity elements of the plan according to the guidelines set forth below, and for monitoring and controlling deferred compensation under the plan pursuant to the Per-Se Technologies, Inc. Deferred Stock Unit Plan, as amended (the "Deferred Stock Unit Plan"). For purposes of annual retainers, annual stock option grants, and deferral elections, a "Board Year" begins with the Annual Meeting of Stockholders held each year (generally during the month of May), and ends immediately prior to the next Annual Meeting of Stockholders.

     Cash Compensation. Cash compensation is paid by check or direct deposit, as requested by the Director, on a quarterly basis, no later than the 15th of the month following the end of the quarter in which such compensation is earned. No taxes are withheld. Each Director will receive a Form 1099 at the end of the calendar year with respect to any cash compensation paid during that year.

     Equity Compensation. Equity compensation is in the form of stock options granted from the Amended and Restated Per-Se Technologies, Inc. Non-Employee Director Stock Option Plan. Initial Grants are made as of the date of first election or appointment to the Board. Annual Grants are made as of the date of the Annual Meeting of Stockholders and are for services rendered during the previous Board Year.

     Deferral of Compensation. The terms and conditions upon which cash compensation may be deferred under the plan are set forth in the Deferred Stock Unit Plan. Initial deferred compensation elections for new Directors must be made within 30 days of election or appointment to the Board. Deferred compensation elections thereafter will be accepted once per year during the 30 days prior to the Annual Meeting of Stockholders and will be effective for compensation paid with respect to the following Board Year.


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